Exhibit 21.1

Ceridian HCM Holding Inc. – Subsidiaries

Subsidiary	State or other Jurisdiction of formation
Ceridian Tax Service, Inc.	Delaware
Ceridian HCM, Inc.	Delaware
Dayforce Talent LLC	Delaware
ABR Properties LLC	Florida
Ceridian Dayforce Licensing LLC	Delaware
Dayforce Receivables LLC	Delaware
Ceridian Cares U.S.	Minnesota
Ceridian Global Holding Company Inc.	Delaware
Ceridian Global UK Holding Company Limited	UK
Ceridian Canada Ltd.	Canada
Ceridian Canada Services Ltd.	Canada
Ceridian Cares	Canada
Ceridian Acquisitionco ULC	British Columbia
Ceridian Dayforce Corporation	Ontario
Ceridian Dayforce Inc.	Ontario
Ceridian Europe Limited	UK
Ceridian Dayforce Mexico, S. de R.L. de C.V.	Mexico
Ceridian Australia Pty Ltd	Australia
Lusworth Pty Limited	Australia
RITEQ Pty Ltd	Australia
RITEQ Limited	UK
RITEQ New Zealand Limited	New Zealand
Vedelem Pty. Ltd.	Australia

Ceridian New Zealand Limited	New Zealand
Ceridian Dayforce Germany GmbH	Germany
Ceridian Dayforce Ireland Limited	Ireland
Ceridian Holdings UK Limited	UK
Ceridian (Mauritius) Ltd.	Mauritius
Ceridian (Mauritius) Technology Ltd.	Mauritius
Ceridian (Mauritius) Learning Center Ltd.	Mauritius
Excelity Global Solutions Pte Ltd	Singapore
Excelity Australia Pty Ltd	Australia
Payfront Technologies India Private Limited	India
Excelity Singapore Pte Ltd	Singapore
Excelity Philippines, Inc.	Philippines
Pinfeng (Shanghai) Information Technology Co. Ltd.	China
Yi Sai (Shanghai) Human Resources Management Co., Ltd	China
Excelity HCM Solutions SDN. BHD.	Malaysia